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                                                                      EXHIBIT 12

                LEGGETT AND PLATT, INCORPORATED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in millions of dollars)


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                                                                              Twelve Months Ended
                                                                                 December 31,
                                                            2001          2000         1999         1998        1997
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
Earnings

  Income from continuing operations
      before income tax                                        $297.3       $418.6       $462.6      $395.6      $333.3

 Interest expense (excluding
   amount capitalized)                                           58.8         66.3         43.0        38.5        31.8

 Portion of rental expense under
   operating leases representative
   of an interest factor                                         10.6          9.4          8.2         6.7         6.1
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Total earnings                                                 $366.7       $494.3       $513.8      $440.8      $371.2
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Fixed charges
 Interest expense
   (including amount capitalized)                               $60.2        $67.7        $44.0       $39.2       $32.7

 Portion of rental expense under
   operating leases representative
   of an interest factor                                         10.6          9.4          8.2         6.7         6.1
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Total fixed charges                                             $70.8        $77.1        $52.2       $45.9       $38.8
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Ratio of earnings to fixed charges                                5.2          6.4          9.8         9.6         9.6
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Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.